                                                                     Exhibit 5.1






May 7, 1998


Board of Directors
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr Avenue
Chicago, Illinois  60631

Re:      Registration Statement Pursuant to Rule 462(b)


Gentlemen:

         Bally Total Fitness Holding Corporation, a Delaware corporation (the "Company"), will file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, a Registration Statement on Form S-3 (the "Abbreviated Registration Statement"), which Registration Statement relates to a proposed public offering of 334,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company ("Common Stock"), to be sold pursuant to the terms of a purchase agreement to be executed by the Company and by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Ladenburg Thalmann & Co. Inc., Chase Securities Inc. and certain other underwriters (the "Purchase Agreement"). The Abbreviated Registration Statement relates to the Company's Registration Statement on Form S-3 (File No. 333-48241) (the "Registration Statement") and covers the Shares, which will be sold in addition to the shares of Common Stock to be sold pursuant to the Registration Statement.

         You have requested our opinion in connection with the Company's filing of the Abbreviated Registration Statement. In this regard, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinion expressed in this letter including, without limitation, the Purchase Agreement, the Company's Certificate of Incorporation, the Registration Statement and the Abbreviated Registration Statement.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to facts material to the opinions expressed in this letter, we have relied on statements and certificates of officers of the Company and of state authorities.

Board of Directors
Bally Total Fitness Holding Corporation
May 7, 1998
Page 2


         We have investigated such questions of law for the purpose of rendering the opinion in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation Law of the State of Delaware.

         The opinion expressed herein assumes that there is no change in the facts, circumstances and law in effect on the date of this opinion, particularly as they relate to corporate authority and the Company's good standing under Delaware law.

         On the basis of and in reliance on the foregoing, we are of the opinion that the Shares, when and if issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

         The opinion in this letter is rendered in connection with the filing of the Abbreviated Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Abbreviated Registration Statement and to being named in the Abbreviated Registration Statement under the heading "Legal Matters" as counsel to the Company.

                                         Very truly yours,



                                         /s/ Benesch, Friedlander,
                                             Coplan & Aronoff LLP

                                         BENESCH, FRIEDLANDER,
                                         COPLAN & ARONOFF LLP